As filed with the Securities and Exchange Commission on May 20, 2011

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CIT GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	65-1051192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11 West 42nd Street
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

CIT Group Inc. 2011 Employee Stock Purchase Plan
(Full title of the plan)

Robert J. Ingato, Esq.
Executive Vice President, General Counsel and Secretary
CIT Group Inc.
One CIT Drive
Livingston, New Jersey 07039
(Name and address of agent for service)

(973) 740-5000
(telephone number, including area code, of agent for service)

Copies of all communications to:
Andrea S. Rattner, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
212-969-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to	offering price	aggregate	Amount of
to be registered	be registered(1)	per share(2)	offering price(2)	Registration Fee(3)

Common Stock, par value $0.01	2,000,000 shares	$42.70	$85,400,000.00	$9,914.94

(1)

Represents shares of CIT Group Inc. common stock, par value $0.01 per share (“Common Stock”), that may be granted under the CIT Group Inc. 2011 Employee Stock Purchase Plan (the “Plan”). This Registration Statement also registers such additional shares of Common Stock as may be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions which results in an increase in the number of the outstanding shares of Common Stock or shares issuable pursuant to awards granted under the Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)

Calculated solely for the purpose of determining the registration fee for this offering pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of the Common Stock on May 13, 2011, as reported on the New York Stock Exchange (within 5 business days prior to filing this Registration Statement).

(3)	In connection with the filing of the Form S-8 Registration Statement (Registration No. 333-136454) filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2006 (the “2006 Registration Statement”), CIT Group Inc. paid a total fee of $36,701.41, of which all $36,701.41 was paid with respect to securities which were subsequently deregistered (the “Deregistered Securities”) from the 2006 Registration Statement by a Post-Effective Amendment No. 1 to Form S-8 Registration Statement filed with the Commission on December 11, 2009. Pursuant to Rule 457(p) under the Securities Act, $9,914.94 of the previous registration fee of $36,701.41 paid in connection with registration of the Deregistered Securities under the 2006 Registration Statement is being offset against the total registration fee of $9,914.94 that otherwise would have been currently due with respect to the 2,000,000 shares of Common Stock being registered under this Registration Statement. Therefore, no additional registration fee is required with respect to the 2,000,000 shares of Common Stock to be registered hereunder. Following the registration of this Registration Statement, $26,786.47 of the registration fee for the Deregistered Securities under the 2006 Registration Statement will remain available for future offset against registration fees in accordance with Rule 457(p) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in this Part I will be sent or given to eligible employees to participate in the CIT Group Inc. 2011 Employee Stock Purchase Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by CIT Group Inc. (the “Company” or the “Registrant”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 10, 2011;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed with the Commission on May 10, 2011;

(c)

The Company’s Current Reports on Form 8-K filed with the Commission on January 4, 2011, January 21, 2011, February 2, 2011, February 14, 2011, February 15, 2011, March 1, 2011, March 25, 2011, March 31, 2011, April 20, 2011, April 22, 2011, April 27, 2011, May 10, 2011, May 16, 2011, and May 18, 2011; and

(d)

The description of the Company’s Common Stock contained in the registration statement on Form 8-A, filed with the Commission on December 9, 2009, by the Company to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced by a statement or information in any other subsequently filed document incorporated herein by reference. In no event, however, will any information that the Company discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interest of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, the Company has powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act. Both the Registrant’s Amended and Restated By-Laws (“By-Laws”) and Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provide for mandatory indemnification of its directors and officers to the fullest extent permissible under Delaware law. Article IX of the By-Laws provides that expenses (including attorneys’ fees) incurred by an officer or director of the Company or by a former director or officer of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding for which indemnification is available pursuant to the By-Laws shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

In addition, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, if such attorney’s fees are incurred in accordance with the policies and procedures established by the Company from time-to-time) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, Article Ninth of the Certificate of Incorporation of the Company provides that each person who is or was a director or officer of the Company shall be indemnified by the Registrant to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended (but, if permitted by applicable law, in the case of any amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior to such amendment).

The Company has in effect insurance policies in the amount of $180 million for general officers’ and directors’ liability insurance and $20 million for fiduciary and pension trust liability insurance covering all of the Company’s directors and officers in certain instances where by law they may not be indemnified by the Company.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	CIT Group Inc. 2011 Employee Stock Purchase Plan.*
4.2	Third Amended and Restated Certificate of Incorporation of CIT Group Inc. (incorporated herein by reference to Exhibit 3.1 of the Form 8-K filed with the Commission on December 9, 2009).
4.3	Amended and Restated By-Laws of CIT Group Inc. (incorporated herein by reference to Exhibit 3.2 of the Form 8-K filed with the Commission on December 9, 2009).
5.1	Opinion of Proskauer Rose LLP.*
23.1	Consent of PricewaterhouseCoopers.*
23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith

Item 9. Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

v

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of May, 2011.

CIT GROUP INC.

By:	/s/ Robert J. Ingato

	Name:	Robert J. Ingato
	Title:	Executive Vice President, General
Counsel and Secretary

CIT Group Inc. 2011 Employee Stock Purchase Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the CIT Group Inc. 2011 Employee Stock Purchase Plan) have caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of May, 2011.

CIT GROUP INC. 2011 EMPLOYEE STOCK PURCHASE PLAN

By:	/s/ Lisa D. Zonino

	Name:	Lisa D. Zonino
	Title:	Chair of the Employee Benefit Plans Committee

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert J. Ingato, Eric S. Mandelbaum and James P. Shanahan, or each of them individually, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, to act, without the other, for and in such person’s name, place and stead, in any and all capacities indicated below, to sign this Registration Statement on Form S-8 of CIT Group Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John A. Thain	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 16, 2011

John A. Thain

/s/ Scott T. Parker	Chief Financial Officer (Principal Financial Officer)	May 12, 2011

Scott T. Parker

/s/ Carol Hayles	Senior Vice President and Controller (Principal Accounting Officer)	May 16, 2011

Carol Hayles

/s/ Michael J. Embler	Director	May 11, 2011

Michael J. Embler

/s/ William M. Freeman	Director	May 11, 2011

William M. Freeman

/s/ David M. Moffett	Director	May 11, 2011

David M. Moffett

/s/ R. Brad Oates	Director	May 12, 2011

R. Brad Oates

/s/ Marianne Miller Parrs	Director	May 11, 2011

Marianne Miller Parrs

/s/ Gerald Rosenfeld	Director	May 13, 2011

Gerald Rosenfeld

/s/ John R. Ryan	Director	May 12, 2011

John R. Ryan

/s/ Seymour Sternberg	Director	May 12, 2011

Seymour Sternberg

/s/ Peter J. Tobin	Director	May 16, 2011

Peter J. Tobin

/s/ Laura S. Unger	Director	May 17, 2011

Laura S. Unger

Exhibit Index

Exhibit Number	Description
4.1	CIT Group Inc. 2011 Employee Stock Purchase Plan.*
4.2	Third Amended and Restated Certificate of Incorporation of CIT Group Inc. (incorporated herein by reference to Exhibit 3.1 of the Form 8-K filed with the Commission on December 9, 2009).
4.3	Amended and Restated By-Laws of CIT Group Inc. (incorporated herein by reference to Exhibit 3.2 of the Form 8-K filed with the Commission on December 9, 2009).
5.1	Opinion of Proskauer Rose LLP.*
23.1	Consent of PricewaterhouseCoopers.*
23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith